PRICING SUPPLEMENT NO. 18                                         Rule 424(b)(3)
DATED: June 19, 2003                                         File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)

                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount:  $5,000,000    Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date:  7/8/2003   Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  7/8/2018         CUSIP#: 073928A45

Option to Extend Maturity:       No    [x]
                                 Yes   [ ]   Final Maturity Date:


                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------        -----------

         *                   N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:**                   Maximum Interest Rate:  7.25%

[ ]   Commercial Paper Rate              Minimum Interest Rate:  0%

[ ]   Federal Funds Effective Rate

[ ]   Federal Funds Open Rate            Interest Reset Date(s):  N/A

[ ]   Treasury Rate                      Interest Reset Period:  Quarterly

[ ]   LIBOR Reuters                      Interest Payment Date(s):  ***

[x]   LIBOR Telerate

[ ]   Prime Rate

[ ]   CMT Rate

Initial Interest Rate:  7.25%            Interest Payment Period:  Quarterly

Index Maturity:  Six Months

Spread (plus or minus):  N/A

* Commencing July 8, 2004 and on each interest payment date thereafter until Maturity, the Notes may be called in whole at par at the option of the Company on five business days notice.

** Interest will accrue daily at a rate of 7.25% per annum, subject to the condition that 6 month LIBOR on each such day is within the following ranges:

from and including 7/8/03, to but excluding 7/8/08    --    0.00% to 5.00%
from and including 7/8/08, to but excluding 7/8/13    --    0.00% to 6.00%
from and including 7/8/13, to but excluding 7/8/18    --    0.00% to 7.00%

However, if the 6 month LIBOR on any day in the interest payment period is outside of the applicable range, then no interest will accrue on any such day.

Interest, with respect to each interest payment period, will be calculated at a rate of 7.25% x n/N, where n = the number of days in the interest payment period where 6 Month LIBOR falls within the ranges specified above and N = the actual number of days in the interest payment period.

Interest is calculated on the basis of twelve 30-day months and a 360-day year.

*** On the 8th of each October, January, April and July, including the maturity date.

At February 28, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $37.4 billion of debt and other obligations, including approximately $34.3 billion of unsecured senior debt and $2.6 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $145.5 billion of debt and other obligations (including $47.9 billion related to securities sold under repurchase agreements, $52.9 billion related to payables to customers, $26.4 billion related to financial instruments sold, but not yet purchased, and $18.3 billion of other liabilities, including $13.6 billion of debt).

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.